Exhibit 99.3

Ford Motor Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
For the Periods Ended December 31, 2003 and 2002
(in millions, except per share amounts)

	Fourth Quarter		Full Year

	2003	2002	2003	2002

	(unaudited)		(unaudited)
Sales and revenues
Automotive sales	$39,849	$34,615	$138,442	$134,273
Financial Services revenue	6,159	6,859	25,754	27,983

Total sales and revenues	46,008	41,474	164,196	162,256
Automotive interest income	143	173	870	834
Costs and expenses
Cost of sales	38,694	32,373	129,821	125,043
Selling, administrative and other expenses	6,052	6,447	23,902	24,894
Interest expense	1,981	2,057	7,690	8,836
Provision for credit and insurance losses	556	753	2,357	3,275

Total costs and expenses	47,283	41,630	163,770	162,048
Automotive equity in net income/(loss) of affiliated companies	26	6	74	(91)

Income/(loss) before income taxes	(1,106)	23	1,370	951
Provision for/(benefit from) income taxes	(532)	(47)	135	301

Income/(loss) before minority interests	(574)	70	1,235	650
Minority interests in net income/(loss) of subsidiaries	69	82	314	367

Income/(loss) from continuing operations	(643)	(12)	921	283
Income/(loss) from discontinued/held-for-sale operations	(1)	(14)	(8)	(62)
Loss on disposal of discontinued/held-for-sale operations	(149)	(104)	(154)	(199)
Cumulative effect of change in accounting principle	—	—	(264)	(1,002)

Net income/(loss)	$(793)	$(130)	$495	$(980)

Income/(loss) attributable to Common and Class B Stock after Preferred Stock dividends	$(793)	$(134)	$495	$(995)
Average number of shares of Common and Class B Stock outstanding	1,833	1,833	1,832	1,819
AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK
Basic income/(loss)
Income/(loss) from continuing operations	$(0.35)	$(0.01)	$0.50	$0.15
Income/(loss) from discontinued/held-for-sale operations	—	(0.01)	—	(0.04)
Loss on disposal of discontinued/held-for-sale operations	(0.08)	(0.05)	(0.09)	(0.11)
Cumulative effect of change in accounting principle	—	—	(0.14)	(0.55)

Net income/(loss)	$(0.43)	$(0.07)	$0.27	$(0.55)

Diluted income/(loss)
Income/(loss) from continuing operations	$(0.35)	$(0.01)	$0.50	$0.15
Income/(loss) from discontinued/held-for-sale operations	—	(0.01)	—	(0.03)
Loss on disposal of discontinued/held-for-sale operations	(0.08)	(0.05)	(0.09)	(0.11)
Cumulative effect of change in accounting principle	—	—	(0.14)	(0.55)

Net income/(loss)	$(0.43)	$(0.07)	$0.27	$(0.54)

Cash dividends	$0.10	$0.10	$0.40	$0.40